Exhibit 10.1

PROMISSORY NOTE

(REVOLVING LINE OF CREDIT)

Effective: December 16, 2024

FOR VALUE RECEIVED, EnLink Midstream, LLC (“Maker”), hereby unconditionally promises to pay according to the terms of this Promissory Note (this “Note”) to ONEOK, Inc. (“Payee”), in lawful money of the United States of America, (i) the outstanding principal amount of all advances by Payee to Maker under this Note (each, an “Advance”) from time to time and (ii) interest thereon as set forth below. To the extent not previously due and payable in accordance with the terms of this Note, the outstanding principal amount advanced to Maker by Payee under this Note and all unpaid, accrued interest thereon shall be fully due and payable on the date that is two years following the date hereof (the “Termination Date”).

This Note shall be a revolving note. Advances shall be made at Payee’s discretion, upon request of Maker. Other than Advances to repay certain amounts outstanding under the Revolving Credit Facility or the Receivables Facility (each as defined below), which Advances have been requested by Maker and approved by Payee as of the date hereof on the terms set forth on Exhibit A, to request an Advance or a continuation of an Advance under this Note, Maker shall notify Payee in writing (which may be via e-mail) at least two (2) business days in advance of the date it is requesting an Advance (the “Advance Date”) (or such shorter time as Payee may agree in its sole discretion) (any such notice, a “Borrowing Notice”), which Borrowing Notice shall be revocable upon receipt of an Interest Rate Notice from Payee as set forth below. Upon receipt of a Borrowing Notice, if Payee elects to make or continue such Advance, Payee shall notify Maker in writing (which may be via e-mail) of the interest rate and principal and interest payment dates applicable to the requested Advance or continuation within one (1) business day of receipt of a Borrowing Notice, but no later than 3 p.m. central time on such date (the “Preceding Day”) (any such notice, an “Interest Rate Notice”). The interest rate applicable to any Advance or continuation under this Note shall be equal to Payee’s cost of borrowing under its commercial paper program at the time of such Advance or continuation, or equivalent cost that would be obtained under its commercial paper program (as determined by Payee’s Treasury Department), plus 25 basis points and shall not exceed the maximum lawful rate permitted to be charged by applicable law. Upon receipt of the applicable Interest Rate Notice, Maker may elect or decline to obtain the requested Advance or continuation by notifying Payee in writing (which may be an email) on or before 5 p.m. central time on the Preceding Day. Failure by Maker to respond to an Interest Rate Notice shall be deemed to be an election to accept such Interest Rate Notice. If Maker elects to accept the Interest Rate Notice, Maker shall be obligated to those terms in respect of any Advance and Payee shall advance such funds on or prior to 12 p.m. central time on the Advance Date.

Maker may borrow, prepay, and re-borrow under this Note from time to time, and at any time prior to the Termination Date in accordance with the terms of this Note. Payee shall maintain the schedule attached as Exhibit A on which it shall record (i) the date and amount of each Advance, (ii) the interest rate applicable to each Advance, (iii) the date and amount of each principal and interest payment due and payable hereunder and (iv) any repayment, cancellation or retirement of amounts payable under this Note. Any such recording shall be conclusive and binding for all purposes absent manifest error; provided, however, that the failure to so record shall not affect Maker’s obligations under this Note.

Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment, protest, notice of protest and non-payment, notice of default, notice of acceleration and notice of intention to accelerate, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all such renewals, extensions, indulgences, releases or changes, regardless of the number or terms of such renewals, extensions, indulgences, releases or changes.

No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

Maker reserves and is hereby granted the right to repay the outstanding balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty.

Maker hereby represents and warrants to Payee that as of the date hereof and as of the date of each Advance hereunder: (a) Maker is duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) Maker is duly authorized to execute, deliver and perform its obligations under this Note; (c) the execution, delivery and performance of this Note, and the performance of the transactions contemplated hereby do not (i) require any consent or approval of any holders of the membership interests of Maker, other than those already obtained, (ii) conflict with or violate any provisions of Maker’s limited liability company agreement or other organizational documents, (iii) contravene or conflict with any provision of any material agreement, indenture, instrument, order or decree that is binding upon Maker or its subsidiaries or their respective assets or (iv) violate or cause a default under any applicable law; (d) this Note is a legal, valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law); and (e) there is no pending or threatened legal proceeding affecting Maker which materially and adversely affects the legality, validity or enforceability of this Note.

Prior to submitting a request for borrowing (or equivalent notice) under (i) that certain Amended and Restated Revolving Credit Agreement, dated as of June 3, 2022, by and among Maker, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer and each of the lenders and other L/C issuers party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Facility”) or (ii) that certain Receivables Financing Agreement, dated as of October 21, 2020, by and among EnLink Midstream Funding, LLC, as borrower, EnLink Midstream Operating, LP, as initial servicer, PNC Bank, National Association, as administrative agent, PNC Capital Markets LLC, as structuring agent, and the other lenders from time to time party thereto (as amended by that certain First Amendment to the Receivables Financing Agreement, dated as of February 26, 2021, that certain Second Amendment to the Receivables Financing Agreement, dated as of September 24, 2021, that certain Third Amendment to the Receivables Financing Agreement, dated as of August 1, 2022 and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Facility”), Maker shall submit a Borrowing Notice and give Payee the opportunity to provide a corresponding Interest Rate Notice in respect of any contemplated Advance or continuation, in each case, pursuant to the terms of this Note; provided that Maker shall not be required to submit a Borrowing Notice hereunder if Maker reasonably believes that the proceeds from such request for borrowing are needed within one (1) business day and so long as Maker first contacts Payee to discuss any such necessary borrowing and Payee has the opportunity to fund the requested amount on the terms hereof within the needed timeframe.

The proceeds of Advances made under this Note will be used (i) for the working capital needs or other general corporate purposes of Maker and its subsidiaries or (ii) to reduce the commitments or repay amounts outstanding under the Revolving Credit Facility or the Receivables Facility.

The remaining balance of this Note, together with accrued and unpaid interest thereon as set forth herein, shall become immediately due and payable, at the election of Payee, if one or more of the following events shall occur: (a) Maker fails to pay (i) the principal amount due and payable under this Note on the date such amount is due and payable or (ii) within two (2) business days after the same becomes due and payable, any interest or other amounts due and payable under this Note; (b) (i) Maker defaults in the performance of any of its other obligations under this Note and such default continues for thirty (30) days after the earlier of (x) Maker’s knowledge of such default and (y) Maker’s receipt of notice of such default from Payee, or (ii) any representation or warranty made by Maker herein fails to be true and correct in all material respects when made; (c) Maker institutes or consents to the institution of any proceeding under the Bankruptcy Code of the United States (or any similar debtor relief laws of the United States) (a “Debtor Relief Law”) or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Maker and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to Maker or to all or any material part of Maker’s property is instituted without the consent of Maker and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; (d) (i) Maker becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Maker and is not stayed, released, vacated or fully bonded within 60 days (or such longer period for which a stay of enforcement is allowed by applicable law) after its issue or levy; (e) Maker (i) fails to make any payment when due and payable on any indebtedness in an aggregate principal amount in excess of $100,000,000 (“Material Indebtedness”) or in respect of the Revolving Credit Facility or the Receivables Facility and such failure continues after the passing of the applicable notice and grace period or (ii) fails to perform or observe any other agreement or condition relating to the Revolving Credit Facility, the Receivables Facility, any Material Indebtedness or in any other instrument or agreement evidencing, securing or relating thereto, in each case if the effect of such failure is to cause such Material Indebtedness to be declared due and payable or to be required to be prepaid or repurchased (other than by regularly scheduled payment) or permit the holders (after any grace or notice period therein) of such Material Indebtedness to declare such Material Indebtedness to be due and payable, in each case, prior to its stated maturity; or (f) Maker shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Note.

This Note shall be governed by and construed in accordance with the laws of the State of Oklahoma and the applicable laws of the United States of America. This Note is performable in Tulsa County, Oklahoma, and Maker and each surety, guarantor, endorser, and other party ever liable for repayment of any sums of money payable on this Note, jointly and severally waive the right to be sued hereon elsewhere. Courts within the State of Oklahoma shall have jurisdiction over any and all disputes between Maker and Payee, whether in law or in equity, including, but not limited to, any and all disputes arising out of or relating to this Note; venue in any such dispute whether in federal or state court shall be laid in Tulsa County, Oklahoma.

IN WITNESS WHEREOF, Maker has duly executed and delivered this Note effective as of the date set forth above.

MAKER:

EnLink Midstream, LLC

By:	/s/ Chris Stevens
Name:	Chris Stevens
Title:	VP Finance & Treasury
Date:	December 16, 2024

PAYEE:

ONEOK, Inc.

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development
Date:	December 16, 2024

Exhibit A

[Intentionally Omitted]